Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-178500 on Form N-2 of our reports each dated May 24, 2013, relating to the financial statements and financial highlights of BlackRock Alternatives Allocation Portfolio LLC, BlackRock Alternatives Allocation FB Portfolio LLC, BlackRock Alternatives Allocation TEI Portfolio LLC, BlackRock Alternatives Allocation FB TEI Portfolio LLC and BlackRock Alternatives Allocation Master Portfolio LLC, appearing in the Prospectus, and to the references to us under the headings "Auditors", “Financial Highlights” and “Accountants and Legal Counsel” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania July 10, 2013